                                                                                    OMB APPROVAL
--------                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
|FORM 4|                                 Washington, D.C. 20549                   OMB Number: 3235-0287
--------
/_/ Check this box if         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP        Expires: January 31, 2005
    no longer subject
    to Section 16.                                                                Estimated average burden
    Form 4 or Form 5      Filed pursuant to Section 16(a) of the Securities       hours per response.....0.5
    obligations may       Exchange Act of 1934, Section 17(a) of the Public
    continue. See        Utility Holding Company Act of 1935 or Section 30(h)
    Instruction 1(b).           of the Investment Company Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

      Whitehead                       Clay                        T.
------------------------------------------------------------------------------
          (Last)                       (First)                  (Middle)

1124 Waverly Way
------------------------------------------------------------------------------
                                     (Street)

McLean,                              West Virginia              22101-2238
-------------------------------------------------------------------------------
         (City)                        (State)                     (Zip)

2. Issuer Name and Ticker or
   Trading Symbol                 The High Yield Plus Fund, Inc. (NYSE:HYP)
                                  ----------------------------------------

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

###-##-####
-------------------------------------------------------------------------------

4. Statement for Month/Year  07/02
                             ------------------------------

5. If Amendment, Date of Original (Month/Year)
                                               --------------------------------

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

_X_ Director    ___ Officer             ___ 10% Owner      ___ Other
                    (give title below)                         (specify below)

                ---------------------                      -------------------
-------------------------------------------------------------------------------

7. Individual or Joint/Group Filing (Check Applicable Line)

_X_ Form filed by One Reporting Person

___ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

----------------------------------------------------------------------------------------------------------------------------------
1. Title       2. Trans-   3. Trans-     4. Securities Acquired (A)      5. Amount of         6. Ownership          7. Nature of
   of             action      action        or Disposed of (D)              Securities           Form:                 Indirect
   Security       Date        Code          (Instr. 3, 4 and 5)             Beneficially         Direct (D) or         Beneficial
   (Instr. 3)     (Month/     (Instr. 8)                                    Owned at             Indirect (I)          Ownership
                  Day/     -------------------------------------------      End of
                  Year)                                                     Month
                           Code     V     Amount     (A) or    Price        (Instr. 3 and 4)     (Instr. 4)            (Instr. 4)
                                                     (D)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock    07/22/02    P             1,000       A        $3.10                              D
----------------------------------------------------------------------------------------------------------------------------------
Common Stock    07/23/02    P             1,000       A        $2.95      2,000                   D
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

   Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
          (e.g., puts, calls, warrants, options, convertible securities)

----------------------------------------------------------------------------------------------------------------------------------
1. Title       2. Conversion   3. Transaction  4. Transaction  5. Number          6. Date                7. Title and
   of             or Exercise     Date            Code            of Derivative      Exerciseable           Amount of
   Derivative     Price of        (Month/Day/     (Instr. 8)      Securities         and Expiration         Underlying
   Security       Derivative      Year)                           Acquired (A)       Date                   Securities
   (Instr.3)      Security                                        or Disposed        (Month/Day/Year)       (Instr. 3 and 4)
                                                                  of (D)
                                                                  (Instr. 3,
                                                                  4 and 5)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Amount or
                                                                                    Date     Expiration              Number of
                                                   Code   V       (A)     (D)    Exercisable    Date        Title      Shares
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
8. Price of       9. Number of Derivative      10. Ownership Form of        11. Nature of Indirect
   Derivative        Securities Beneficially       Derivative Securities        Beneficial Ownership
   Security          Owned at End                  Beneficially Owned           (Instr. 4)
   (Instr. 5)        of Month                      at End of Month
                     (Instr. 4)                    (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:


 /s/ Marguerite E.H. Morrison               08/06/02
-------------------------------         ---------------
**Signature of Reporting Person              Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

 * If the form is filed by more than one reporting person, see
   Instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, on of which must be manually signed. If space is insufficient, see Instruction 6 for procedure

POWER OF ATTORNEY

     The undersigned, being a person required to file a statement under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Section 30(f) of the Investment Company Act of 1940, as amended (the "1940 Act"), with respect to First Financial Fund, Inc. and The High Yield Plus
Fund, Inc., each a corporation organized under the laws of the State of Maryland , does hereby appoint William V. Healey, Marguerite E.H. Morrison,
S. Jane Rose and George P. Attisano, and each of them, as his or her attorney-in-fact to execute and deliver statements on Form 3, Form 4, and Form 5 as required by the Exchange Act and 1940 Act and to take such other actions as such attorney-in-fact may deem necessary or appropriate in connection with such statements, and hereby confirms and ratifies all actions that such attorney-in-fact may take in reliance hereon.

     IN WITNESS WHEREOF, the undersigned has duly executed his power of attorney on the 26th day of January, 2001.

                                        /s/ Clay T. Whitehead
                                        ---------------------
                                        Clay T. Whitehead

Prudential (logo)                 Marguerite E.H. Morrison
                                  Chief Legal Officer - Mutual Funds
                                  Vice President and Corporate Counsel
                                  Law Department

                                  The Prudential Insurance Company of America
                                  Gateway Center Three
                                  100 Mulberry Street, 4th Floor
                                  Newark NJ 07102-4077
                                  Tel 973-367-7525 Fax 973-367-6349
                                  marguerite.morrison@prudential.com


                                  August 6, 2002

VIA OVERNIGHT MAIL
------------------

New York Stock Exchange
20 Broad Street
New York, NY 10005
Attention: Filing Desk

Re:    The High Yield Plus Fund, Inc. (the "Company")
       Form 4 of Clay T. Whitehead
       --------------------------

Dear Sir or Madam:

    Enclosed for your records please find one copy of a Form 4 with respect to the Fund filed by Mr. Whitehead, a Director of the Company. This Form 4 was filed electronically with the Securities and Exchange Commission on August 6, 2002 via EDGAR. Please call me at 973-367-7525 if you have any questions relating to this filing. Thank you for your consideration.

    Please stamp the enclosed copy of this cover letter and return it in the enclosed envelope.

                                            Sincerely,


                                            /s/ Marguerite E.H. Morrison
                                            ----------------------------
                                                Marguerite E.H. Morrison

Encl.

cc:   Clay T. Whitehead
      Grace C. Torres
      Jack Benintende
      Arthur J. Brown